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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements (No. 333-56423, No. 333-67767, No. 333-74335, No. 333-75525, No. 333-75972 and No.
333-101150) on Forms S-3, and (No. 333-27553, No. 333-49121, No. 333-49145, No.
333-67721, No. 333-74331, No. 333-78947, No. 333-90268, No. 333-90948, No.
333-108960 and 333-111010) on Forms S-8, of Kroll Inc. of our report dated March 12, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to i) Kroll Inc.'s change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and ii) the restatement described in Note 25), appearing in this Annual Report on Form 10-K of Kroll Inc. for the year ended December 31, 2003.


/s/ Deloitte & Touche LLP
New York, New York

March 12, 2004